Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2014 Equity Incentive Plan of KemPharm, Inc. of our report dated March 10, 2017 (except for the effects of the retrospective adoption of Accounting Standards Update 2016-18 discussed in Note A, Reclassifications, as to which the date is March 30, 2018), with respect to the financial statements of KemPharm, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants

Tampa, Florida

March 30, 2018